SOUTHERN PACIFIC SECURED ASSETS CORP.
                                     COMPANY

                      SOUTHERN PACIFIC FUNDING CORPORATION
                                 MASTER SERVICER

              Mortgage Loan Asset-Backed Pass-Through Certificates
                                  Series 1998-2
                         $*      Class A-9 Certificates

                              -------------------

                        Supplement dated August 18, 1998
                                       to
                    Prospectus Supplement dated June 25, 1998
                                       to
                         Prospectus dated June 23, 1998

                              -------------------

* The Certificate Principal Balance of the Class A-9 Certificate is based on the Notional Balance as described in the Prospectus Supplement

The Class A-9 Certificates will be purchased from the Company by Prudential Securities Incorporated (the "Underwriter"), pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company, Southern Pacific Funding Corporation and the Underwriter. The proceeds to the Company from any sale of the Class A-9 Certificates will be equal to $10,576,603.23.

                                          (CONTINUED ON THE FOLLOWING PAGE)


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THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS
SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.


                       PRUDENTIAL SECURITIES INCORPORATED

The Underwriter intends to offer the Class A-9 Certificate from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class A-9 Certificate to or through dealers. In connection with the purchase and sale of the Class A-9 Certificate, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class A-9 Certificate may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made thereof.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

UNTIL NOVEMBER 19, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A-9 CERTIFICATE, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.